Exhibit 16

Securities and Exchange Commission

100 F Street, N.E. Washington, DC

20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated January 9, 2009, of Elixir Gaming Technologies, Inc. and are in agreement with the statements contained in the second, third, fourth, and fifth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP
Ernst & Young LLP

Las Vegas, Nevada

January 9, 2009